EXHIBIT 16.1

September 25, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Sadot Group, Inc in Form 8-K to be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Sadot Group, Inc., dated September 25, 2026. We agree with the statements concerning our Firm contained therein, except that we did not perform a review of Sadot Group, Inc.’s financial statements after the quarter ended June 30, 2026.

We have no basis for, and therefore, do not agree or disagree with the other statements made by the Company in Form 8-K.

Very truly yours,

/s/ Kreit & Chiu CPA LLP

Los Angeles, California